Exhibit 99.1

CONTACT:	Paul K. McGrath
Email: paul.mcgrath@adsfs.com
617.770.3333

ATLANTIC DATA SERVICES, INC. STOCKHOLDERS
APPROVE MERGER TRANSACTION

     QUINCY, Mass. —(Business Wire)— November 12, 2003—Atlantic Data Services, Inc. (Nasdaq: ADSC), an IT strategy consulting and systems integration firm exclusively serving the financial services industry, announced today that its stockholders approved the Agreement and Plan of Merger by and among Atlantic Data Services, Inc. (“ADS”), ADS Acquisition Company LLC (“ADS Acquisition Company”) and ADS Parent Acquisition LLC (“Acquisition Parent”), pursuant to which ADS Acquisition Company, a wholly-owned subsidiary of Acquisition Parent, was merged with and into ADS (the “Merger”), and the Merger was declared effective. The sole members of Acquisition Parent (the “Principals”) are Robert W. Howe, Chairman and Chief Executive Officer of ADS, William H. Gallagher, President and Chief Operating Officer (and a director) of ADS, Lee M. Kennedy, a director of ADS, and certain affiliates of General Atlantic Partners, LLC, a global private equity firm that is a major stockholder of ADS. In connection with the Merger, each share of ADS common stock outstanding at the time of the Merger (other than 3,400,000 shares held by the Principals and shares held by stockholders who have exercised appraisal rights in accordance with Massachusetts law) was converted into the right to receive $3.25 per share in cash, or approximately $32.3 million in the aggregate. ADS common stock will be delisted from The Nasdaq National Market effective as of the close of business today.

About Atlantic Data Services, Inc.

Atlantic Data Services, Inc. is a Quincy, Mass.-based IT strategy consulting and systems integration firm exclusively serving the needs of the financial services industry. ADS offers rapid, cost effective IT solutions to the business challenges faced by financial services companies through its in-depth financial industry expertise, project management expertise and technology expertise.

For additional information about ADS please visit our website at www.adsfs.com.

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